Exhibit 10.1

7 November 2016

MEMORANDUM OF UNDERSTANDING
Between
Dominovas Energy Corporation,
AxDeel Partners LLC
And
LEROS ENERGY

Dominovas Energy Corporation, a company organized and existing under the laws of the State of Nevada, together with its affiliates (“DEC”); AxDeel Partners LLC, a company organized and existing under the laws of the State of Delaware, together with its affiliates  (“AXD”); and LEROS ENERGY, a company organized under the laws of Brazil, together with its affiliates (“LEROS”), have expressed a desire to define a mutually beneficial business relationship for the joint delivery and installation DEC’s renewable energy, RUBICON™ fuel cell technology that will facilitate the manufacture, assembly, and deployment of electrical power generation equipment employing the use of the aforementioned renewable energy technology.

DEC has developed its fuel cell technology known as the RUBICON™, believed to be adaptable for use in the field of electrical power generation.  As a provider of electrical power, DEC owns certain patents and other technology in the field of electrical power generation.

DEC, AXD, and LEROS have agreed to evaluate a possible business relationship related to the viability of adapting and incorporating DEC’s renewable energy fuel cell technology system for the generation of electricity in Brazil.

This Memorandum of Understanding (“MOU”) sets forth the intended framework under which a long term business relationship will develop for the mutual benefit of all parties.  Upon execution of this MOU and with the successful initial field demonstration described below, the parties shall, in good faith, seek to work out the details of a formal commercial agreement expressing the rights and obligations of the parties (the “Agreement”).

The parties expressly understand and agree that neither party shall have any obligation or commitment to enter into an Agreement or to otherwise engage in business activities with the other party unless and until the terms of such business relationship are accepted by the parties' respective management and the Agreement is executed by authorized representatives of both of the parties.  The parties agree that the terms of this MOU are legally binding.

The anticipated terms of the Agreement are as follows:

A.
DEC, AXD, and LEROS will establish a collaborative relationship, working together on the proliferation of DEC’s renewable energy, RUBICON™ fuel cell technology for the deployment of electrical power generation (the “Project”).

7 November 2016

B.	DEC, AXD, and LEROS will work together in 2 phases:

1.	Phase I - Successfully identify Project opportunities for the installation of said renewable technologies (“Proof of Concept”), as more fully described below.

2.
Phase II – If Proof of Concept is successful and the parties agree, each shall then collaborate on a plan for the continuous production of DEC’s RUBICON™ fuel cell, renewable energy technology for use by the previously identified Off-taker or other designated parties, as agreed by each party, for the sale of electrical power to their customers (“Production and Sales”), as more fully described below.

C.	The current target market for power generation is Brazil.

D.	The contemplated steps and responsibilities for Proof of Concept are as follows:

•	DEC, AXD, and LEROS will cooperate on a Proof of Concept for a 10MW “Showcase” installation of DEC’s RUBICON™ fuel cell technology.

•	DEC will finance 100% of the proof of concept, given that the payment of the electricity generated by the RUBICON™ is secured, as mutually agreed upon by all parties, including the Off-taker.

•	LEROS will be responsible for cost of the fuel to be used in the RUBICON™, as well as the delivery and storage of said fuel source to the system, as so required.

•
DEC will be responsible for the SOFC Stacks and Power Electronics of the overall system design, testing and validation; including product durability in application and other aspects which relate to the DEC System and environment, including the provision of appropriate production test plans, test rigs and calibration masters and procedures.

E.	The contemplated steps and responsibilities for Production and Sales are as follows.

7 November 2016

DEC will be responsible for:

•	Electric power generation

•	Management and oversight of installation, commissioning, and operation

•	Management of services and customer service

•
Assembly of SOFC Stacks and the mounting support, current rods, and the connection mechanism for the same; including the design, manufacturing and technical support, as well as management of any necessary 3rd party contract manufacturers

•	Overall power generation system design, validation, and warranty

•	Testing SOFC Stacks prior to shipment, based on agreed-upon specifications for the SOFC Stacks

LEROS will be responsible for:

•	Marketing and Sales of the electrical

F.
Any inventions, including all intellectual property rights, thereto, arising out of the work performed solely by DEC under this MOU and/or the contemplated Agreement, including without limitation any related to integration of any parties’ System, shall be owned exclusively by DEC.  LEROS shall not analyze, attempt to reverse engineer, or attempt to modify the Systems Integration nor Balance of Plant provided by DEC, so it is not contemplated that LEROS personnel would make any inventions based on or derived from the Systems Integration or Balance of Plant.  However, in the event that LEROS personnel do make any invention based on, or derived from, the Systems Integration or Balance of Plant, such inventions, including all intellectual property rights thereto, shall be owned exclusively by DEC.  In the event that DEC and LEROS collaborate on inventions based on, or derived from, the LEROS systems incorporating the design of the Systems Integration and Balance of Plant, such inventions, including all intellectual property rights, thereto, shall be jointly owned by DEC and LEROS.

G.	DEC, AXD, and LEROS will work together on a jointly defined work plan for the Proof of Concept phase, defining staffing, milestones, roles, and responsibilities.

H.
Following successful demonstrations in the Proof of Concept phase, the parties will create a comprehensive plan for production and sales of DEC’s Systems and set a predetermined number of MWs to be contracted for installation over a set number of years.

7 November 2016

I.
The initial term of the Agreement is expected to be five (5) years with extensions in three (3) year increments, if agreed by the parties.  If a party chooses not to extend the Agreement, that party will grant the other party a license to use the non-extending party’s intellectual property related to the Systems in use, as applicable, on commercially reasonable terms.

J.	This MOU, as well as the Agreement to follow, shall be governed and construed in accordance with the laws of the State of Nevada, excluding any conflicts of laws provisions.

K.	Either party has the right to terminate discussions at any time and for any reason prior to entering into the definitive Agreement contemplated by this MOU, with no liability to the other party.

L.	AXD is the exclusive representative for DEC in Brazil.

IN WITNESS WHEREOF, the parties have executed this MOU as of the day and year first above written.

Dominovas Energy Corp	Grupo Leros	AxDeel Partners LLC

/s/ Neal Allen	/s/ Adriano Rosa	/s/ Olivier Fousse
By:	By: Grupo Leros	By:

Name: Neal Allen	Name: Adriano Rosa	Name: Olivier Fousse

Position:Chairman & CEO	Position: Director	Position:Managing Partner

Date:	Date: 16/11/16	Date: 11/16/2016